Exhibit 99.1

ROBBINS UMEDA LLP

BRIAN J. ROBBINS (190264)

MARC M. UMEDA (197847)

FELIPE J. ARROYO (163803)

SHANE P. SANDERS (237146)

600 B Street, Suite 1900

San Diego, CA 92101
Telephone: (619) 525-3990
Facsimile:  (619) 525-3991

Attorneys for Plaintiff

SUPERIOR COURT OF THE STATE OF CALIFORNIA

COUNTY OF ALAMEDA

ERNESTO ESPINOZA, Derivatively on Behalf of UTSTARCOM, INC.,

Plaintiff,

vs.

YING WU, HONG LIANG LU, WILLIAM HUANG, RUSSELL BOLTWOOD, THOMAS J. TOY, LARRY D. HORNER, MICHAEL SOPHIE, ALLEN LENZMEIER, GERALD S. SOLOWAY, SHAO NING J. CHOU, DAVID A. ROBISON, MASAYOSHI SON, CHAUNCEY SHEY, BETSY S. ATKINS, and DOES 1-25, inclusive,

Defendants,

-and-

UTSTARCOM, INC., a Delaware corporation,

Nominal Defendant.

) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )

Case No. RG06298775

(Derivative Action)

NOTICE OF PENDENCY AND PROPOSED SETTLEMENT OF SHAREHOLDER DERIVATIVE ACTION

ASSIGNED FOR ALL PURPOSES TO:

Judge: Honorable Robert B. Freedman

Dept.: 20

Date Action Filed: November 17, 2006

NOTICE OF PENDENCY & PROPOSED SETTLEMENT OF S'HOLDER DERIVATIVE ACTION

TO:         ALL OWNERS OF UTSTARCOM, INC. (“UTSTARCOM”) COMMON STOCK AS OF FEBRUARY 24, 2010 (“CURRENT UTSTARCOM SHAREHOLDERS”)

PLEASE READ THIS NOTICE CAREFULLY.  THIS NOTICE RELATES TO A PROPOSED SETTLEMENT OF THE ABOVE-CAPTIONED SHAREHOLDER DERIVATIVE ACTION (THE “ACTION”) AND CONTAINS IMPORTANT INFORMATION REGARDING YOUR RIGHTS.  YOUR RIGHTS MAY BE AFFECTED BY THESE LEGAL PROCEEDINGS IN THE ACTION.  IF THE COURT APPROVES THE SETTLEMENT, YOU WILL BE FOREVER BARRED FROM CONTESTING THE APPROVAL OF THE PROPOSED SETTLEMENT AND FROM PURSUING THE RELEASED CLAIMS (AS DEFINED HEREIN).

IF YOU HOLD UTSTARCOM COMMON STOCK FOR THE BENEFIT OF ANOTHER, PLEASE PROMPTLY TRANSMIT THIS DOCUMENT TO SUCH BENEFICIAL OWNER.

THE COURT HAS MADE NO FINDINGS OR DETERMINATIONS CONCERNING THE MERITS OF THE ACTION.  THE RECITATION OF THE BACKGROUND AND CIRCUMSTANCES OF THE SETTLEMENT CONTAINED HEREIN DOES NOT CONSTITUTE THE FINDINGS OF THE COURT.  IT IS BASED ON REPRESENTATIONS MADE TO THE COURT BY COUNSEL FOR THE PARTIES.

Notice is hereby provided to you of the proposed settlement (“Settlement”) in the Action.  This Notice is provided by Order of the Superior Court for the State of California, County of Alameda (“Court”).  It is not an expression of any opinion by the Court.  It is to notify you of the terms of the proposed Settlement of the Action, and your rights related thereto.

I.              WHY THE COMPANY HAS ISSUED THIS NOTICE

Plaintiff Ernesto Espinoza (“Plaintiff”), individual defendants Ying Wu, Hong Liang Lu, William Huang, Russell Boltwood, Thomas J. Toy, Larry D. Horner, Michael Sophie, Allen Lenzmeier, Gerald S. Soloway, Shao Ning J. Chou, and Betsy S. Atkins (“Settling Individuals”), and nominal defendant UTStarcom (Plaintiff, the Settling Individuals, and UTStarcom collectively are referred to herein as the “Settling Parties”), parties to the above-captioned action styled Espinoza v. Wu, et al., Case No. RG06298775, have reached a proposed Settlement of the Action, and have signed a written Stipulation of Settlement (“Stipulation”) setting forth those settlement terms which, if granted final approval by the Court would fully, finally, and forever resolve the Action on the terms and conditions set out fully in the Stipulation dated October 28, 2010, and filed with the Court on March 17, 2011.  This Notice summarizes the basic terms of

the Settlement and informs Current UTStarcom Shareholders of their procedural rights related to final settlement approval.   A Settlement Hearing (capitalized terms are defined in Section V herein) will be held in Courtroom 20 on the 4th floor of the Rene C. Davidson Alameda County Courthouse located at 1225 Fallon Street, Oakland, California 94612 on July 22, 2011, at 11:00 a.m., before the Honorable Robert B. Freedman to determine (a) whether the Settlement of the Action is fair, reasonable, and adequate; (b) whether the Judgment granting final approval of the Settlement should be entered; and (c) whether the Fee and Expense Award requested by Plaintiff’s Counsel should be approved.

If you are a Current UTStarcom Shareholder and wish to object to (a) the terms of the Settlement; and/or (b) the Fee and Expense Award requested by Plaintiff’s Counsel, you must follow the directions in this Notice prior to final Court approval of the Settlement.  Any Current UTStarcom Shareholder who fails to object in the manner provided herein at least fourteen (14) business days prior to the Settlement Hearing will be deemed to have waived his, her, or its objections and will be bound by the Judgment to be entered and the releases to be given, unless otherwise ordered by the Court.

II.            SUMMARY OF THE ACTION

On November 7, 2006, UTStarcom announced in a press release, which was incorporated into a Form 8-K filed with the U.S. Securities and Exchange Commission (“SEC”) on November 8, 2006, that it had commenced a voluntary review of its historical equity award grant practices under the direction of the Nominating and Corporate Governance Committee of the Company’s Board of Directors (“Governance Committee”).  At the same time, Plaintiff’s Counsel conducted their own investigation into the Company’s executive officer and director stock option granting practices.

On November 17, 2006, Plaintiff filed a complaint, derivatively on behalf of UTStarcom, asserting claims against the Individual Defendants in connection with the alleged backdating of at least 1.6 million stock options issued to certain of the Company’s directors and officers between October 2000 and July 2002.  Plaintiff alleged that these purported backdating practices were in violation of the Company’s shareholder-approved stock option plans, which required that all stock options be granted at no less than 100% of the fair market value of the Company’s common stock on the date of the grant.  Plaintiff also contended that the allegedly backdated options were not properly accounted for and resulted in understated compensation expenses and overstated net earnings.  Plaintiff further alleged that certain of the Individual Defendants exercised and sold UTStarcom stock options that were alleged to have been backdated.

On February 1, 2007, UTStarcom reported in a press release, which was incorporated into a Form 8-K filed with the SEC on February 2, 2007, that it would need to restate historical financial statements to record additional non-cash charges for stock-based compensation expense related to past option grants.  UTStarcom also announced that previously issued financial statements for each of the three fiscal years in the period ended December 31, 2005, which were included in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2005, the financial statements for the interim periods contained in the Quarterly Reports on Form 10-Q filed with respect to each of these years, and the financial statements included in the Company’s Quarterly Reports on Form 10-Q for the first two quarters of 2006, should no longer be relied upon.  The Company further reported that the restatement was expected to affect financial statements for the fiscal years prior to fiscal 2003 and, therefore, financial statements for the fiscal years prior to fiscal 2003 also should no longer be relied upon.

On February 2, 2007, UTStarcom filed a demurrer to Plaintiff’s complaint on the ground that Plaintiff did not plead particularized facts demonstrating that a demand upon the Company’s Board of Directors (“Board”) would have been futile.  Also on February 2, 2007, the Settling Individuals filed a demurrer contending that each of Plaintiff’s derivative claims were time-barred, and that the claims against the foregoing Settling Individuals were ambiguous, uncertain, and unintelligible and/or did not state a cause of action.

On March 2, 2007, Plaintiff filed separate oppositions to the demurrers filed by UTStarcom and the Settling Individuals.

On April 11, 2007, after full briefing and oral argument, the Court overruled UTStarcom’s demurrer, finding that Plaintiff’s complaint sufficiently alleged that a demand on the Board would have been futile.  The Court also overruled the Settling Individuals’ demurrer on statute of limitations grounds and found that Plaintiff’s claims were not time-barred but nonetheless sustained the Settling Individuals’ demurrer for failure to state causes of action, with leave to amend.  The Court ordered Plaintiff to file an amended complaint that would include clear groupings of defendants based on the specific roles each was alleged to have played in the events underlying each cause of action, and/or by the specific fiduciary duties alleged to have been breached.

On May 15, 2007, Plaintiff filed his first amended complaint (“FAC”).  On June 22, 2007, the Settling Individuals demurred to the FAC, asserting that each of the claims alleged in the FAC were uncertain, ambiguous, and unintelligible and failed to state facts sufficient to constitute causes of action as to each of them.  On July 20, 2007, Plaintiff opposed that demurrer on the ground that the FAC alleged facts sufficient to constitute causes of action against each of the Settling Individuals.  On August 21, 2007, the Court sustained the Settling Individuals’ demurrer to the FAC with leave to amend as to each of Plaintiff’s causes of action.

On October 10, 2007, UTStarcom filed with the SEC its Form 10-K for the fiscal year ended December 31, 2006.  The Company reported that it had conducted a voluntary review of its historical stock option practices under the direction of the Governance Committee. This review considered all option grant awards made in the period from February 29, 2000, through August 2006.  Pursuant to that review, the Company found that in a number of instances it did not use the proper date as the measurement date in determining whether stock options had been issued with exercise prices below the fair value of its common stock.  Therefore, the Company restated its previously issued financial statements for the years ended December 31, 1998 through 2005.  The Company recorded non-cash stock compensation expenses of $25.5 million for the years ended December 31, 1998 through 2005, and an additional $1.2 million of stock compensation expenses for the first two quarters of 2006.

In September 2007, the parties agreed to defer pursuing discovery and the filing of a second amended complaint in order to focus their efforts on settlement discussions.  These settlement discussions, which lasted almost a year, ultimately did not prove fruitful.  On September 26, 2008, Plaintiff filed a second amended complaint (“SAC”).

On November 21, 2008, UTStarcom filed a demurrer contending that Plaintiff had failed to plead demand futility; the Settling Individuals filed another demurrer for failure to state a claim.  UTStarcom re-raised the issue of demand futility because the Board had changed since the initial complaint was filed and dismissed.  UTStarcom asserted that the change in Board membership required Plaintiff to plead particularized facts demonstrating that demand would have been futile as to the Board as constituted when Plaintiff filed the SAC.  On January 22, 2009, Plaintiff filed oppositions to the demurrers filed by UTStarcom and the Settling Individuals.  Plaintiff opposed the Company’s demurrer and argued that the change in Board membership did not require re-litigation of the demand futility question upon which the Court had already ruled in Plaintiff’s favor, as to the Board members at the time he filed the initial complaint.  Plaintiff opposed the Settling Individuals’ demurrer on the ground that the SAC alleged facts sufficient to state valid claims against each of them.  On February 27, 2009, the Court sustained the demurrers filed by the Company and the Settling Individuals with leave to amend and ordered Plaintiff to file a third amended complaint no later than March 20, 2009.

On March 20, 2009, Plaintiff filed his third amended complaint (“TAC”).  On May 5, 2009, UTStarcom demurred on demand futility grounds, and the Settling Individuals demurred on the ground that the TAC failed to state a cause of action as to each of them.  On June 19, 2009, Plaintiff opposed the demand futility demurrer and argued that the TAC addressed all of the deficiencies in prior iterations of the complaint and alleged facts sufficient to state causes of action.

On August 11, 2009, after full briefing and oral argument, the Court sustained UTStarcom’s demurrer without leave to amend and dismissed the TAC.

On October 13, 2009, Plaintiff appealed this Court’s order sustaining UTStarcom’s demurrer to the TAC without leave to amend and dismissing the Action.

Prior to the filing of Plaintiff’s opening appellate brief, Plaintiff, the Settling Individuals, and UTStarcom, through their respective counsel, and with the assistance of a mediator, the Honorable Layn Phillips, U.S. District Judge (Ret.), entered into settlement discussions.   Following arm’s-length and good faith negotiations with the assistance of Judge Phillips, the

Settling Individuals, UTStarcom, and Plaintiff reached an agreement-in-principle for the proposed settlement of the Action.  On February 24, 2010, the parties executed a Memorandum of Understanding to settle the Action.

On April 15, 2010, Plaintiff filed with the Court of Appeals a Request to Dismiss Appeal, notifying the appellate court of this Settlement and seeking dismissal of the appeal without prejudice.

As a result of the Action and Settlement, UTStarcom not only has received or will receive monetary relief with an agreed-upon aggregate value of $2,075,000, but also has instituted, is continuing to institute, or will institute, significant corporate governance reforms designed to enhance its internal controls and operations.  Plaintiff and UTStarcom believe that a settlement at this juncture on the terms and on the conditions set forth herein is fair, reasonable, adequate, and in the best interests of UTStarcom.

The Board reviewed the terms of this Settlement and found that the Settlement is in the best interests of UTStarcom and its shareholders.  Accordingly, in an exercise of its independent business judgment, the Board authorized the Company and its officers to take all actions necessary to effect this Settlement.

III.           PLAINTIFF’S CLAIMS AND THE BENEFITS OF SETTLEMENT

Plaintiff believes that the claims asserted in the Action have merit.  Plaintiff and Plaintiff’s Counsel recognize and acknowledge, however, the significant expense and length of continued proceedings necessary to prosecute the Action against the Settling Individuals through the appeal and possible trial.  Plaintiff and Plaintiff’s Counsel also have taken into account the uncertain outcome and the risk of any litigation, especially in complex actions such as the Action, as well as the difficulties and delays inherent in such litigation.  Plaintiff’s Counsel also are mindful of the inherent problems of proof and possible defenses to the claims asserted in this Action.  Based on a thorough investigation of the facts and analysis of applicable law, Plaintiff’s Counsel believes that the Settlement confers substantial benefits upon UTStarcom and its shareholders.  Specifically, the corporate governance and remedial measures fully set forth in Exhibit A to the Stipulation, provide for the implementation of stock option and equity award policies, voluntary agreements by defendants Lu, Wu, and Huang to increase the exercise price of nearly 500,000 of their UTStarcom options resulting in the forfeiture of over $2 million in intrinsic value, the cancellation of more than 100,000 UTStarcom stock options by defendant Lu, the creation of a chief ethics officer position, and an updated record retention policy which specifically mandates the retention of equity award records.  The implementation of these corporate governance and remedial measures provide substantial benefits to UTStarcom because they are designed to address and prevent the wrongdoing alleged in the Action relating to the backdating of UTStarcom stock options, and provide substantial value to UTStarcom through the cancellation and repricing of hundreds of thousands of UTStarcom stock options.  For these reasons, Plaintiff and Plaintiff’s Counsel believe the Settlement is fair, reasonable, and adequate, and in the best interests of UTStarcom and its shareholders.

IV.           SETTLING DEFENDANTS’ DENIALS OF WRONGDOING AND LIABILITY

The Settling Defendants have denied and continue to deny each and all of the claims and contentions alleged by the Plaintiff in the Action.  The Settling Defendants have denied and continue to deny that they have committed or attempted to commit any violations of law or breaches of any duty owed to Plaintiff, UTStarcom, or its shareholders, and by entering into the Settlement do not concede the merit of any claims or the lack of merit of any defense to liability.  The Settling Defendants expressly have denied and continue to deny all charges of wrongdoing or liability against them arising out of any of the conduct, statements, acts, or omissions alleged, or that could have been alleged, in the Action.  The Settling Defendants also have denied and continue to deny, inter alia, the allegations that the Plaintiff, UTStarcom, or its shareholders have suffered damage, or that the Plaintiff, UTStarcom, or its shareholders were harmed by the conduct alleged in the Action.  The Settling Defendants have further asserted that at all relevant times, they acted in good faith, and in a manner they reasonably believed to be in the best interests of UTStarcom and its shareholders.  The Company has denied and continues to deny that the Plaintiff has standing to pursue this Action on behalf of the Company’s shareholders.  Without admitting the validity of any allegations made in the Action, or any liability with respect thereto, the Settling Defendants have concluded that it is desirable that the claims against them be settled on the terms reflected in the Stipulation.  The Settling Defendants are entering into this Settlement solely because it will eliminate the burden, risk, and expense of further litigation, and without admitting any wrongdoing or liability whatsoever.  Further, the Settling Defendants acknowledge that the Settlement is fair, reasonable, adequate, and in the best interests of UTStarcom and its shareholders.

V.            TERMS OF THE PROPOSED SETTLEMENT

The Settling Parties have conducted arm’s-length negotiations over an extended period of time and have reached an agreement in good faith to settle the Action.  The terms and conditions of the Settlement are set forth fully in the Stipulation described above.  The Stipulation has been filed with the Court.  The following is only a summary of its terms.  This summary should be read in conjunction with, and is qualified in its entirety by reference to, the text of the Stipulation, which has been filed with the Court.

A.            Definitions Used in This Notice

1.             “Action” means the action originally filed in the Superior Court of the State of California, County of Alameda captioned Espinoza v. Wu, et al., Case No. RG06298775, on November 17, 2006, which action shall be reinstated in such Court following the entry of an order dismissing Plaintiff’s appeal by the California Court of Appeal, First Appellate District.

2.             “Current UTStarcom Shareholder” or “Current UTStarcom Shareholders” means all record and beneficial owners of UTStarcom common stock as of February 24, 2010, which is the date that the Settling Parties executed a binding Memorandum of Understanding concerning this Settlement, excluding the Individual Defendants, the officers and directors of UTStarcom, members of their immediate families, and their legal representatives, heirs, successors, or assigns, and any entity in which Individual Defendants have or had a controlling interest.

3.             “Defendants” means nominal defendant UTStarcom and the Individual Defendants.

4.             “Effective Date” means the first date by which all of the events and conditions set forth in paragraph 6.1 of the Stipulation have been met and have occurred.

5.             “Fee and Expense Award” means the agreed upon Fee and Expense Award that the  Settling Individuals will direct their insurer to pay to Plaintiff’s Counsel, subject to Court approval, for Plaintiff’s Counsel’s attorneys’ fees and reimbursement of expenses as further discussed in Section F below.

6.             “Final” means the time when the Judgment has not been reversed, vacated, or modified in any way and is no longer subject to appellate review, either because of disposition on appeal and conclusion of the appellate process or because of passage, without action, of time for seeking appellate review.  More specifically, it is the later of (a) the date of final affirmance on an appeal of the Judgment, the expiration of the time for a petition to review the Judgment and, if any such writ or petition is granted, the date of final affirmance of the Judgment following review pursuant to that grant; (b) the date of final, non-appealable dismissal of any appeal from the Judgment or the final, non-appealable dismissal of any proceeding on petition for review of the Judgment; or (c) if no appeal is filed, the expiration date for the filing or noticing of any appeal from the Court’s Judgment approving the Stipulation.

7.             “Individual Defendants” means collectively, Ying Wu (“Wu”), Hong Liang Lu (“Lu”), William Huang (“Huang”), Russell Boltwood, Thomas J. Toy (“Toy”), Larry D. Horner (“Horner”), Michael Sophie, Allen Lenzmeier (“Lenzmeier”), Gerald S. Soloway, Shao Ning J. Chou, David A. Robison, Masayoshi Son, Chauncey Shey, and Betsy S. Atkins.

8.             “Judgment” means the [Proposed] Final Judgment to be rendered by the Court, substantially in the form of Exhibit D attached to the Stipulation.

9.             “Person” or “Persons” means an individual, corporation, limited liability corporation, professional corporation, partnership, limited partnership, limited liability partnership, association, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, and any business or legal entity and their spouses, heirs, predecessors, successors, representatives, or assignees.

10.           “Plaintiff” means Ernesto Espinoza, individually and derivatively on behalf of UTStarcom.

11.           “Plaintiff’s Counsel” means the law firm of Robbins Umeda LLP, 600 B Street, Suite 1900, San Diego, California 92101.

12.           “Related Parties” means each of the Defendants’ spouses, heirs, executors, estates, or administrators, any entity in which a Defendant and/or member(s) of his or her family has an interest, each of the Defendants’ present and former attorneys, legal representatives, and assigns in connection with the Action, and all of the Defendants’ past and present directors, officers, agents, advisors, employees, affiliates, predecessors, successors, parents, subsidiaries, divisions, and related or affiliated entities.

13.           “Released Claim” or “Released Claims” shall mean and include any and all claims for relief or causes of action, known or unknown (defined in paragraph 22), that have been or could have been asserted in the Action by Plaintiff, UTStarcom, or any UTStarcom stockholder derivatively on behalf of UTStarcom, against the Individual Defendants or the Released Persons arising out of or relating to the facts, transactions, events, occurrences, acts, disclosures, statements, omissions, or failures to act which were alleged or could have been alleged in the Action through the date of the Settlement.

14.           “Released Persons” means each of the Defendants and their Related Parties.

15.           “Settlement” means the agreement between the Settling Parties to resolve the Action, and incorporates by reference the Stipulation and the exhibits attached thereto.

16.           “Settlement Hearing” means the hearing on final approval of the proposed Settlement contemplated by the Stipulation, made upon noticed motion of the Settling Parties, at which time the Settling Parties will seek entry of the Judgment.

17.           “Settling Defendants” means collectively, nominal defendant UTStarcom, and the Settling Individuals, specifically, Ying Wu, Hong Liang Lu, William Huang, Russell Boltwood, Thomas J. Toy, Larry D. Horner, Michael Sophie, Allen Lenzmeier, Gerald S. Soloway, Shao Ning J. Chou, and Betsy S. Atkins.

18.           “Settling Defendants’ Counsel” means the law firm of Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California 94304.

19.           “Settling Individuals” means collectively Ying Wu, Hong Liang Lu, William Huang, Russell Boltwood, Thomas J. Toy, Larry D. Horner, Michael Sophie, Allen Lenzmeier, Gerald S. Soloway, Shao Ning J. Chou, and Betsy S. Atkins.

20.           “Settling Parties” means collectively, Plaintiff and the Settling Defendants.

21.           “Stipulation” means the Stipulation of Settlement and the exhibits attached thereto filed with the Court on March 17, 2011.

22.           “Unknown Claims” means any Released Claim which Plaintiff, UTStarcom, or Current UTStarcom Shareholders do not know or suspect exists in his, her, or its favor at the time of the release of the Released Persons including, without limitation, those claims which, if known, might have affected his, her, or its decision to enter into, or not object to, this Settlement.  With respect to any and all Released Claims, the Settling Parties stipulate and agree that, upon the Effective Date, Plaintiff and UTStarcom shall expressly waive and each of the Current UTStarcom Shareholders shall be deemed to have, and by operation of the Judgment shall have, expressly waived, relinquished, and released any and all provisions, rights, and benefits conferred by or under California Civil Code section 1542 (“Section 1542”) which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Further, with respect to any and all claims released pursuant to Section D below, the Settling Parties stipulate and agree that, upon the Effective Date, each of the Released Persons also shall expressly waive, and by operation of the Judgment shall have expressly waived the provision, rights and benefits of Section 1542.  Upon the Effective Date, Plaintiff and UTStarcom shall expressly waive, and each of the Current UTStarcom Shareholders shall be deemed to have, and by operation of the Judgment shall have, expressly waived any and all provisions, rights, and benefits conferred by any law of any jurisdiction or any state or territory of the United States, or principle of common law, which is similar, comparable, or equivalent to Section 1542.  Plaintiff, UTStarcom, and Current UTStarcom Shareholders may hereafter discover facts in addition to or different from those which he, she, or it now knows or believes to be true with respect to the subject matter of the Released Claims, but, upon the Effective Date, Plaintiff and UTStarcom shall expressly settle and release, and each Current UTStarcom Shareholder, shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever settled and released, any and all Released Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct which is negligent, intentional, with or without malice, or a breach of any duty, law, or rule, without regard to the subsequent discovery or existence of such different or additional facts.  The Settling Parties acknowledge, and the Current UTStarcom Shareholders shall be deemed by operation of the Judgment to have acknowledged, that the foregoing waiver was separately bargained for and is a key element of the Settlement of which this release is a part.

23.           “UTStarcom” or the “Company” means nominal defendant UTStarcom, Inc.

B.            Corporate Governance and Remedial Measures

The Settling Parties have conducted arm’s-length negotiations over an extended period of time and have reached an agreement in good faith to settle the Action.  Prior to, during the pendency of, and in connection with the Action, under the leadership of its Governance Committee, UTStarcom had commenced a voluntary review of its historical equity award grant practices, and thereafter, implemented, began to implement, continued to implement, or agreed to implement certain corporate governance and remedial measures, and modified its processes concerning the granting and documentation of stock options and other equity awards, as detailed below.  The Settling Defendants acknowledge that these corporate governance and remedial measures confer substantial benefits on UTStarcom.  The Settling Defendants acknowledge that the institution and prosecution of the Action was a material and substantial factor in the implementation, continuation, or agreement to implement the corporate governance and remedial measures set forth below.

1.             Corporate Governance and Remedial Measures Related to Stock Options and Equity Awards

(a)           In November 2006, UTStarcom migrated to a new vendor’s system for stock options and equity awards administration, selected in part for its improved processes, systems, and controls.

(b)           In December 2006, and in connection with the voluntary review of the Company’s historic stock option practices undertaken in November 2006, each of the Company’s independent directors including Jeff Clarke, Horner, Lenzmeier, and Toy elected to amend any previously granted stock options that, at some later time, might have been determined to be discounted stock options pursuant to Section 409A of the Internal Revenue Code of 1986 (codified as amended at 26 U.S.C. §409A (2009)) (“Section 409A”), by executing a Stock Option Amendment Election Form (“Protective Amendment Election Form”).  Pursuant to that election, the Company’s directors agreed that, in the event any such previously granted stock option was determined to be a discounted stock option under Section 409A, the affected stock option agreement would be automatically amended to provide for an exercise price of not less than the fair market value of UTStarcom common stock (“Common Stock”) subject to option on the effective date of grant.

(c)           In addition, certain executive officers of UTStarcom executed a Protective Amendment Election Form that amended any stock option agreements previously entered into by and between them and the Company in the event that any such stock option agreements might, at some later time, be determined to have resulted in the certain executives holding discounted stock options subject to Section 409A.  In the event any such previously granted stock option was determined to be a discounted stock option subject to Section 409A, the affected stock option agreement would be automatically amended to provide for an exercise price not less than the fair market value of the Common Stock subject to option on the effective date of grant.

(d)           Further, the same executive officers also executed an Amendment Election Form (“Amendment Election Form”) that amends the terms of various stock option agreements (“Option Agreements”) entered into by and between them and the Company in February and July of 2002.  Each Amendment Election Form provides for an adjustment to the exercise price of the applicable stock options, to the extent such options remained unexercised at the time of the election, and may constitute discounted stock options subject to Section 409A, based on preliminary estimates made solely for tax purposes in order to avoid potential adverse tax consequences to the certain executive officers and the Company associated with discounted stock options under Section 409A.  The exercise price of applicable stock options granted under the Option Agreements executed in February 2002 was increased from $20.25 per share to $25.25 per share, and grants under the Option Agreements executed in July 2002 were increased from a strike price of $15.72 per share to $20.82 per share.

(1)           On December 29, 2006, Lu voluntarily agreed to amend and increase the exercise price of more than 225,000 UTStarcom stock options (73,438 vested options), which resulted in the forfeiture of over $1,125,000 in intrinsic value ($370,056 in vested options).

(2)           On December 29, 2006, Wu voluntarily agreed to amend and increase the exercise price of approximately 150,000 UTStarcom stock options (48,959 vested options), which resulted in the forfeiture of over $750,000 in intrinsic value ($246,774 in vested options).

(3)           On December 29, 2006, Huang voluntarily agreed to amend and increase the exercise price of more than 120,000 UTStarcom stock options (39,166 vested options), which resulted in the forfeiture of approximately $200,000 in intrinsic value ($197,413 in vested options).

(e)           In 2007, the Board’s Compensation Committee (“Compensation Committee”) retained an independent consultant to conduct a comparative study of the Company’s executive compensation policies, practices, and procedures relative to other public companies.

(f)            In April 2007, the Compensation Committee approved an equity award grant policy (“Awards Policy”). The policy was amended in January 2008.  Under the Awards Policy, the Company adheres to the following guidelines:

(1)           Equity awards become effective on the last trading day of the month in which the relevant committee authorizes the grant.

(2)           The awards committee (“Awards Committee”) ensures completeness and accuracy of the final equity awards grant list.  The Awards Committee, as defined in the Awards Policy, consists of human resources, legal, and finance personnel, duly formed and authorized by the Compensation Committee, with specific, limited authority to approve certain grants of equity awards to employees who are not executive officers or corporate vice presidents.

(3)           All equity awards to UTStarcom executive officers are approved by the Compensation Committee or the Board.

(4)           The Compensation Committee and the Awards Committee will use their best efforts to approve equity awards at a duly called meeting and awards will be made by unanimous written consent only if meetings are unable to be held.

(5)           Under no circumstances is the date of an equity award grant earlier than the date of the relevant committee meeting where such equity award is contemplated for grant and approval.

(6)           Compensation Committee meetings to consider the approval of annual focal awards to executive officers shall be held during the last two weeks of February of each year, if reasonably practicable, and subject to compliance with applicable laws, rules, and regulations.  If a meeting cannot be held and/or equity awards cannot be granted in accordance with applicable laws, rules, and regulations during this time period, the Compensation Committee shall determine the meeting date for the consideration and approval of focal awards. The Compensation Committee shall meet to approve focal equity awards during an open trading window as such term is defined in the Company’s Insider Trading Policy, if the meeting is not held during the last two weeks of February.

(7)           The Awards Committee may grant stock options or restricted stock units only in accordance with specific guidelines set by the Compensation Committee or the Board.

(g)           In addition to the Awards Policy guidelines, UTStarcom has adopted the following practices:

(1)           Equity grants are made subject to an annual equity pool approved by the Compensation Committee.

(2)           The Human Resources Department provides quarterly updates to the Compensation Committee regarding equity usage.

(3)           The Internal Audit Department evaluates controls over equity-based compensation as it relates to internal controls over financial reporting.

(4)           Since April 2007, option grants made by the Awards Committee typically vest over four years, with twenty-five percent (25%) on the one-year anniversary, and 1/36th of remaining shares each month thereafter.

(5)           Relevant personnel at the Company have received training in the equity awards granting and accounting processes.

2.             Cancellation of Stock Options

(a)           On January 11, 2008, and in connection with remediation measures taken by UTStarcom related to a previously-disclosed voluntary review of its historic stock option practices, the Board approved the terms of an agreement between the Company and Lu to cancel ten percent (10%) of the options to purchase shares of the Company’s Common Stock granted to Mr. Lu after March 3, 2000, the date of the initial public offering of the Company’s Common Stock, through the date of the agreement.

(b)           In January 2009, Lu, by mutual agreement with the Company, had 102,904 options cancelled.  He received no cash as consideration for the cancellation.

3.             Additional Corporate Governance and Remedial Measures

(a)           The Company has created the position of Chief Ethics Officer responsible for, among other things, providing focused executive leadership in the area of corporate ethics and integrity.

(b)           The Company has updated its record retention policy to specify retention of equity award records.

C.            Reasons for the Settlement

Counsel for the Settling Parties believes that the Settlement is in the best interests of the parties and Current UTStarcom Shareholders.

1.             Why Did Plaintiff Agree to Settle?

Plaintiff’s Counsel conducted an extensive investigation relating to the claims and the underlying events and transactions alleged in the Action.  Among other things, this included confidential settlement discussions concerning non-public information between Plaintiff’s Counsel and UTStarcom’s counsel.  Plaintiff’s Counsel have analyzed the evidence adduced during their investigation, and have researched the applicable law with respect to the claims of Plaintiff, Current UTStarcom Shareholders, and UTStarcom against the Individual Defendants and the potential defenses thereto.

Based upon their investigation as set forth above, Plaintiff and his counsel have concluded that the terms and conditions of the Stipulation are fair, reasonable, and adequate to Plaintiff, Current UTStarcom Shareholders, and UTStarcom, and in their best interests, and have agreed to settle the claims raised in the Action pursuant to the terms and provisions of the Stipulation after considering, among other things: (a) the substantial benefits that Current UTStarcom Shareholders and UTStarcom have received or will receive from the Settlement; (b) the attendant risks of continued litigation of the Action; and (c) actions taken by the Company and its Board in response to alleged options dating issues at UTStarcom.

In particular, Plaintiff and his counsel considered the significant litigation risk inherent in this shareholder derivative action.  The law imposes significant burdens on plaintiffs for pleading and proving a shareholder derivative claim.  While Plaintiff believes his claims are meritorious, Plaintiff acknowledges that the Court entered Judgment against him, and that there is a substantial risk that the Action may not succeed in producing a recovery in light of the applicable legal standards and possible defenses.  Plaintiff and his counsel believe that, under the circumstances, they have obtained the best possible relief for Current UTStarcom Shareholders and UTStarcom.

2.             Why Did the Settling Defendants Agree to Settle?

The Settling Defendants have strenuously denied, and continue strenuously to deny, each and every allegation of liability made against them in the Action, and assert that they have meritorious defenses to those claims and that judgment should be entered dismissing all claims against them with prejudice.  In addition, UTStarcom has maintained that this Action may not proceed as a matter of applicable law.  The Company has denied and continues to deny that Plaintiff has standing to pursue this action on behalf of the Company’s shareholders.  The Settling Defendants have thus entered into the Stipulation solely to avoid the continuing additional expense, inconvenience, and distraction of this burdensome litigation and to avoid the risks inherent in any lawsuit, and without admitting any wrongdoing or liability whatsoever or conceding that these claims may be properly maintained.

D.            Releases

Upon the Effective Date, as defined above, UTStarcom and Plaintiff (acting on his own behalf and, derivatively on behalf of UTStarcom) and each of the Current UTStarcom Shareholders shall have, and by operation of the Judgment shall be deemed to have, fully, finally, and forever released, relinquished, and discharged all Released Claims against the Released Persons and all claims (including Unknown Claims) arising out of, relating to, or in connection with the defense, settlement, or resolution of the Action against the Released Persons.

Upon the Effective Date, as defined above, each of the Released Persons shall have, and by operation of the Judgment, shall be deemed to have, fully, finally, and forever released, relinquished, and discharged Plaintiff and Plaintiff’s Counsel from all claims (including Unknown Claims), arising out of, relating to, or in connection with the institution, prosecution, settlement, or resolution of the Action or the Released Claims.

None of the releases shall in any way impair or restrict the rights of the Settling Parties to enforce the terms of the Settlement pursuant to the Stipulation.

E.             Conditions for Settlement

The Settlement is conditioned upon the occurrence of certain events described in the Stipulation, including, among other things: (a) entry of the requested Judgment by the Court; and

(b) expiration of the time to appeal from or alter or amend the Judgment.  If, for any reason, any one of the conditions described in the Stipulation is not met and the entry of the Judgment does not occur, the Stipulation might be terminated and, if terminated, will become null and void; and the Settling Parties to the Stipulation will be restored to their respective positions as of September 8, 2010.

F.             Attorneys’ Fees and Reimbursement of Expenses

UTStarcom shall cause the Settling Individuals’ insurer to pay to Plaintiff’s Counsel the Fee and Expense Award of $325,000 for their attorneys’ fees and reimbursement of expenses.  Plaintiff’s Counsel shall request Court approval of the Fee and Expense Award at the Settlement Hearing.  To date, Plaintiff’s Counsel have neither received any payment for their services in conducting the Action, nor have counsel been reimbursed for their out-of-pocket expenses incurred.  Neither UTStarcom nor Current UTStarcom Shareholders are personally liable for the Fee and Expense Award.

G.            The Settlement Hearing

The Settlement Hearing will be held before the Honorable Robert B. Freedman on July 22, 2011, at 11:00 a.m. at the Superior Court for the State of California, County of Alameda to determine (a) whether the Settlement is fair, reasonable, and adequate, and should be finally approved by the Court; (b) whether the Judgment should be entered; and (c) whether the Fee and Expense Award requested by Plaintiff’s Counsel should be approved.  The Settlement Hearing may be continued by the Court at the Settlement Hearing, or at any adjourned session thereof without further notice.

VI.           CURRENT UTSTARCOM SHAREHOLDERS’ RIGHT TO OBJECT OR APPEAR AT THE SETTLEMENT HEARING

Any Current UTStarcom Shareholder may object or appear and show cause, if he, she, or it has any concern with respect to (a) the terms of the proposed Settlement; and/or (b) the Fee and Expense Award requested by Plaintiff’s Counsel.  Unless otherwise ordered by the Court, no Current UTStarcom Shareholder shall be entitled to contest the approval of the terms and conditions of the Settlement, the entry of the Judgment, or the Fee and Expense Award to

Plaintiff’s Counsel, unless that shareholder has, at least fourteen (14) business days prior to the Settlement Hearing, submitted to the Court a written objection to the Settlement setting forth: (a) the nature of the objection; (b) proof of ownership of UTStarcom Common Stock through the date of the Settlement Hearing, including the number of shares of UTStarcom Common Stock and the date of purchase; and (c) any documentation in support of such objection.

If a Current UTStarcom Shareholder intends to appear and requests to be heard at the Settlement Hearing, such shareholder must submit the following to the Court in addition to the requirements above: (a) a written notice of such shareholder’s intention to appear; (b) a statement that indicates the basis for such appearance; and (c) the identities of any witnesses the shareholder intends to call at the Settlement Hearing and a statement as to the subjects of their testimony.

Current UTStarcom Shareholders may submit their written objections and/or written notices of intent to appear either: (a) by mail to Clerk of the Court, Alameda County Superior Court, 1225 Fallon Street, Oakland, California 94612; or (b) by filing at any Alameda County Superior Court location with a facility for civil filings.

If a Current UTStarcom Shareholder submits a written objection and/or a written notice of intent to appear, such shareholder must also simultaneously serve copies of such notice, proof, statement, and documentation, together with copies of any other papers or briefs such shareholder submits with the Court (either by hand delivery or by first class mail) upon each of the following:

Brian J. Robbins Marc M. Umeda Felipe J. Arroyo Shane P. Sanders ROBBINS UMEDA LLP 600 B Street, Suite 1900 San Diego, CA 92101 Counsel for Plaintiff

Terry T. Johnson

Boris T. Feldman

Nicole M. Healy

WILSON SONSINI GOODRICH & ROSATI, P.C.

650 Page Mill Road

Palo Alto, CA 94304

Bryan J. Ketroser

WILSON SONSINI GOODRICH & ROSATI, P.C.

One Market Street

Spear Tower, Suite 3300

San Francisco, CA 94105

Counsel for Individual Defendants Ying Wu, Hong Liang Lu, William Huang, Russell Boltwood, Thomas J. Toy, Larry D. Horner, Allen U. Lenzmeier, Michael Sophie, Gerald S. Soloway, Shao Ning J. Chou, Betsy S. Atkins, and Nominal Defendant UTStarcom, Inc.

Any Current UTStarcom Shareholder who does not make his, her, or its objection in the manner provided herein shall be deemed to have waived such objection and shall forever be foreclosed from making any objection to the fairness, reasonableness, or adequacy of the Settlement as incorporated in the Stipulation, unless otherwise ordered by the Court, but shall otherwise be bound by the Judgment to be entered and the releases to be given.

VII.         EXAMINATION OF PAPERS AND INQUIRIES

This Notice contains only a summary of the terms of the Settlement.  The pleadings and other records in this Action, including the Stipulation of Settlement, may be examined online on the Alameda County Superior Court’s web site at www.alameda.courts.ca.gov/domainweb, or in person in Room 109 at the Rene C. Davidson Courthouse at 1225 Fallon Street, Oakland, California 94612, between the hours of 9:00 a.m. and 4:00 p.m., Monday through Friday, excluding Court holidays.  Any other inquiries regarding the Settlement or the Action should be addressed in writing to:

Brian J. Robbins
Marc M. Umeda
Felipe J. Arroyo
Shane P. Sanders
ROBBINS UMEDA LLP
600 B Street, Suite 1900
San Diego, CA 92101

Counsel for Plaintiff

PLEASE DO NOT TELEPHONE THE COURT OR UTSTARCOM

REGARDING THIS NOTICE